Exhibit 5.1

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File No. 025960-0058

June 1, 2006

Mentor Graphics Corporation

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070

Re:	$200,000,000 Aggregate Principal Amount
6.25% Convertible Subordinated Debentures due 2026

Ladies and Gentlemen:

We have acted as special counsel to Mentor Graphics Corporation, an Oregon corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2006 (the “Registration Statement”), of $200,000,000 aggregate principal amount of the Company’s 6.25% Convertible Subordinated Debentures due 2026 (the “Debentures”), and the shares of common stock, without par value, of the Company (the “Common Stock”), issuable upon conversion of the Debentures. You have requested our opinion set forth below in connection with such registration. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus forming a part thereof (the “Prospectus”), other than as to the enforceability of the Debentures.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the Common Stock, the due incorporation, valid existence and good standing of the Company and the authorization, execution and delivery of the Debentures are addressed in the opinion of Dean M. Freed, which has been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are

May 31, 2006

necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Debentures constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion rendered in the paragraph above relating to the enforceability of the Debentures is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 5.09 of the Indenture or (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture and the Debentures as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Latham & Watkins LLP
Latham & Watkins LLP